OC-344120

Certificate Of Incorporation

I, FLOSSIEBELL M. MARAGH Assistant Registrar of Companies of the Cayman Islands

DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

iM DBi Cayman Managed Futures Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 22nd day of October Two Thousand Eighteen

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 22nd day of October
Two Thousand Eighteen

/s/ FLOSSIEBELL M. MARAGH

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code: 162621595089 www.verify.gov.ky 26 October 2018